                                                                    EXHIBIT 99.1

                               [CENTENNIAL LOGO]


                                        For further information, please contact:

                                                           Thomas J. Fitzpatrick
                                                         Chief Financial Officer
                                                 Centennial Communications Corp.
                                                                  Wall, NJ 07719
                                                                    732-556-2220

                    CENTENNIAL COMMUNICATIONS CORP. ANNOUNCES
                          RESULTS FOR FISCAL YEAR 2003



Wall, NJ - July 23, 2003 Centennial Communications Corp. (NASDAQ: CYCL) today announced results for the quarter and fiscal year ended May 31, 2003.

Consolidated revenues for fiscal year 2003 increased 4% from the prior year to $745.7 million. Net loss was $111.9 million for fiscal year 2003, an increase of $34.4 million versus the prior year, primarily due to a $189.5 million pre-tax non-cash write down of certain assets taken in the third quarter. "Adjusted Operating Income" (previously "Adjusted EBITDA") was $295.7 million, a 17% increase from the prior year. Adjusted Operating Income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, loss on impairment of assets, minority interest in loss of subsidiaries, income from equity investments and non-cash charges. Please refer to Exhibit A -- "Non-GAAP Financial Measures".

During the fiscal fourth quarter ended May 31, 2003, the Company reported consolidated revenues of $191.1 million. Net income for the fourth quarter was $61.4 million, an increase of $96.8 million from the same quarter last year. The Company reported Adjusted Operating Income of $81.0 million, an increase of 8% from the same quarter last year. On June 20, 2003, the Company sold $500 million of 10 1/8% senior unsecured notes due 2013 in a private placement transaction. In connection with the sale of notes, the Company amended its senior credit facility, which provides the Company with additional flexibility under the financial and other covenants in the credit facility. Net proceeds from the sale of notes were used to permanently repay $300 million of term loans under the senior credit facility, increase the Company's liquidity and pay fees and expenses related to the transaction.

Other significant events reported during and after fiscal 2003 include:

o The Company signed long-term roaming agreements with Cingular Wireless and AT&T Wireless. In conjunction with the AT&T Wireless agreement, AT&T Wireless granted the Company two separate options to purchase 10 MHz of spectrum covering approximately 4.2 million Pops in Michigan and Indiana. The aggregate exercise price of the options is $20 million.

o The Company recorded a pre-tax non-cash charge of $189.5 million to write-down the intangible assets associated with its Puerto Rico Cable Television business which has been experiencing subscriber losses, and to reduce the carrying value of certain of its undersea cable assets, in accordance with Statement of Financial Accounting Standards Nos. 142 and 144.

o The Company closed on the sale of 158 U.S. Wireless towers (which are being leased back) for gross proceeds of approximately $26.5 million.

o The Company completed the digital upgrade of its Cable TV network and continued to grow its high-speed data customers.

o The Company disposed of its 51% interest in its Jamaican wireless subsidiary.

o        The Company announced a contract with Ericsson to upgrade its U.S.
         Wireless operations' digital network with EDGE-ready 850 MHz GSM/GPRS radio access and core network equipment.

"Strong operating results in fiscal 2003 coupled with the recent $500 million financing and bank amendment provide a solid foundation for our profitable growth in fiscal 2004 and beyond," said Michael J. Small, chief executive officer. "We are particularly pleased with the strong growth of postpaid wireless customers in the Caribbean".

The Company's wireless subscribers at May 31, 2003 were 939,500, compared to 906,800 on the same date last year, an increase of 4%. During fiscal year 2003, postpaid wireless subscribers increased by 67,300 or 29% in the Caribbean, and by 11,900 or 2% in U.S. Wireless. Overall, prepaid subscribers declined due to reduced emphasis on this service in certain markets and to the divestiture of the Jamaica wireless operation in August 2002, which was comprised of 30,200 prepaid subscribers. Caribbean Broadband switched access lines reached 40,400 and dedicated access line equivalents were 182,000 at May 31, 2003, up 22% and 16%, respectively from May 31, 2002. Cable TV subscribers were 78,200 at May 31, 2003, down 13,400 from the prior year.

For the year, total Caribbean revenues were $392.5 million and Adjusted Operating Income (consisting of the Caribbean Wireless and Caribbean Broadband segments) was $135.3 million. Adjusted Operating Income for the year was up 30% from the prior year. Caribbean Wireless revenues for the year reached $261.3 million, an increase of 11% from the prior year. Caribbean Wireless Adjusted Operating Income for the year was $96.6 million, an increase of 23% from the prior year. Caribbean Broadband revenues for the year were $141.3 million and Adjusted Operating Income reached $38.6 million, up 2% and 53% from the prior year, respectively.

U.S. Wireless revenues were $353.2 million for the year ended May 31, 2003 and Adjusted Operating Income was $160.4 million. Adjusted Operating Income increased by 8% from the prior year due to improved margins on retail revenue offset in part by a 16% reduction in roaming revenue. U.S. Wireless Adjusted Operating Income margin in fiscal 2003 was 45%, as compared to 42% last year.

Consolidated capital expenditures for the year ended May 31, 2003 were $133.1 million or 18% of revenue. For the year ended May 31, 2002, consolidated capital expenditures were $214.7 million or 30% of revenue. Net debt at May 31, 2003 was $1,680.2 million as compared to $1,774.6 million at May 31, 2002.

The Company projects fiscal first quarter 2004 Adjusted Operating Income to exceed the $75.8 million the Company generated in the first quarter of fiscal 2003. The Company projects Adjusted Operating Income growth for fiscal year 2004 of 5-10% as compared to $295.7 million in fiscal 2003, despite a projected reduction of approximately $20 million in roaming revenue in fiscal 2004 as compared to fiscal 2003. The Company projects capital expenditures of approximately $125 million in fiscal 2004. A reconciliation of projected Adjusted Operating Income is not included as projections for some components of such reconciliation, such as loss on impairment of assets, are impossible to project at this time.

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 effective June 1, 2002. As a result, previously recorded goodwill and other intangible assets with indefinite lives will no longer be amortized but will be subject to impairment tests. Depreciation and amortization expense for the year ended May 31, 2003 would have been $24.4 million higher in the absence of SFAS No. 142. The aggregate effect of ceasing amortization decreased net loss and loss per basic and diluted share by $17.8 million and $0.19, respectively.

In addition to the financial results determined in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release contains non-GAAP financial measures such as Adjusted Operating Income. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation from GAAP to this non-GAAP financial measure is provided in Exhibit A to this press release.

Conference Call Information

As previously announced, the Company will host a conference call concerning the results on July 23, 2003 at 8:30 a.m. (Eastern). The conference call will be simultaneously webcast over the Internet through the Company's website (www.centennialcom.com), click on "Investor Relations." The conference call will also be available at www.streetevents.com. A replay of the conference call will be available on both sites after the conclusion of the call through August 6, 2003.

About Centennial

Centennial is one of the largest independent wireless telecommunications service providers in the United States and the Caribbean with approximately 17.3 million Net Pops and approximately 939,500 wireless subscribers. Centennial's U.S. operations have approximately 6.1 million Net Pops in small cities and rural areas. Centennial's Caribbean integrated communications operation owns and operates wireless licenses for approximately 11.2 million Net Pops in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands, and provides voice, data, video and Internet services on broadband networks in the region. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites at www.centennialcom.com and www.centennialpr.com.


Cautionary statement for purposes of the "safe harbor"' provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: our substantial debt obligations; the availability and cost of additional capital to fund our operations, including the need to refinance and/or amend existing indebtedness; restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; the competitive nature of the telecommunications industry in the areas in which we operate, including, without limitation, the effect of existing and new competitors, including competitors that may have a lower cost basis or greater resources than we do, competitors that may offer less expensive products than we do and competitors that may offer more technologically advanced products than we do; market prices for the products and services we offer may continue to decline in the future; general economic, business, political and social conditions in the areas in which we operate, including the less developed Caribbean region, including the effects of world events on tourism in the Caribbean; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause a reduction in roaming revenues, increased subscriber cancellations, a continued reduction of prices charged and lower average revenue per subscriber; fluctuations in currency values; our dependence on roaming agreements for a material portion of our U.S. wireless revenues and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators which may limit our ability to attract and retain customers; the effects of consolidation in the wireless communications industry; the effects of governmental regulation of the telecommunications industry; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; declining rates for international long distance traffic; opportunities for growth through acquisitions and investments and our ability to manage this growth; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; our ability to effectively manage subscriber cancellations, particularly in light of regulations scheduled to take effect November 2003 requiring wireless companies to permit the phone numbers that they allocate to their customers to be portable when the customer switches to another carrier, which may increase customer churn and present technological difficulties; local operating hazards and risks in the areas in which we operate, including without limitation, hurricanes, tornadoes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; potential litigation relating to using wireless telephones while operating an automobile and the potential reduction of wireless usage due to legislation restricting usage while driving; potential litigation relating to possible health effects of radio frequency transmission; the relative illiquidity and corresponding volatility of our common stock and our ability to raise equity capital; the control of us retained by certain of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.
All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                         CENTENNIAL COMMUNICATIONS CORP.
                                   STATISTICS
                                  May 31, 2003
                      ($000's, except per subscriber data)

                                       -----------------------------    ---------------------------
                                       -----------------------------    ---------------------------
                                            Three Months Ended             Twelve Months Ended
                                           May-03        May-02            May-03       May-02
                                       -----------------------------    ---------------------------
                                       -----------------------------    ---------------------------
CARIBBEAN
Postpaid Wireless Subscribers                 295,500       228,200          295,500       228,200
Prepaid Wireless Subscribers                   98,200       128,800           98,200       128,800
Home Phone Wireless Subscribers                 4,900         9,500            4,900         9,500
                                                -----         -----            -----         -----
Total Wireless Subscribers                    398,600       366,500          398,600       366,500
Net Gain - Wireless Subscribers  (1)            7,800        19,000           32,100       103,500
Revenue per Average Wireless Customer             $58           $62              $58           $61
Penetration - Total Wireless                     3.1%          2.4%             3.1%          2.4%
Postpaid Churn - Wireless                        2.1%          3.0%             2.7%          2.6%
Prepaid  Churn - Wireless                        7.9%          4.6%             5.9%          5.9%
Monthly MOU's per Wireless Customer               826           595              728           544
Cable TV Subscribers                           78,200        91,600           78,200        91,600
Fiber Route Miles                               1,516         1,407            1,516         1,407
Switched Access Lines                          40,389        33,063           40,389        33,063
Dedicated Access Line Equivalents             181,967       157,185          181,967       157,185
On-Net Buildings                                  982           773              982           773
Capital Expenditures                          $22,055       $28,559          $88,898      $183,938


US WIRELESS

Postpaid Wireless Subscribers                 519,000       507,100          519,000       507,100
Prepaid Wireless Subscribers                   21,900        33,200           21,900        33,200
                                               ------        ------           ------        ------
Total Wireless Subscribers                    540,900       540,300          540,900       540,300
Net Gain (Loss) - Wireless Subscribers          2,000         5,200              600        40,200
Revenue per Average Wireless Customer             $55           $57              $55           $56
Roaming Revenue                               $16,864       $23,981          $77,628       $92,584
Penetration - Total Wireless                     8.8%          8.8%             8.8%          8.8%
Postpaid Churn - Wireless                        1.7%          1.8%             2.0%          2.2%
Monthly MOU's per Wireless Customer               272           218              254           191
Cost to Acquire                                  $268          $334             $300          $314
Capital Expenditures                          $18,449        $4,549          $44,211       $30,741


REVENUES

Caribbean - Wireless                          $68,905       $66,057         $261,255      $234,595
Caribbean - Broadband                         $35,974       $36,054         $141,250      $137,837
Caribbean - Intercompany                      ($2,950)      ($2,058)        ($10,002)      ($7,630)
                                              -------       -------         --------       -------
Total Caribbean                              $101,929      $100,053         $392,503      $364,802
US Wireless                                   $89,163       $91,565         $353,232      $351,051
                                              -------       -------         --------      --------
Consolidated                                 $191,092      $191,618         $745,735      $715,853


Adjusted Operating Income (2)

Caribbean - Wireless                          $28,703       $22,863          $96,613       $78,492
Caribbean - Broadband                         $10,914        $6,453          $38,642       $25,199
                                              -------        ------          -------       -------
Total Caribbean                               $39,617       $29,316         $135,255      $103,691
US Wireless                                   $41,428       $45,466         $160,435      $148,905
                                              -------       -------         --------      --------
Consolidated                                  $81,045       $74,782         $295,690      $252,596


NET DEBT

Total Debt Less Cash                       $1,680,200    $1,774,600       $1,680,200    $1,774,600


(1) Includes a reduction of 30,200 subscribers in the twelve months ended May 2003 from the divested Centennial Digital Jamaica operations.

(2) Adjusted Operating Income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, loss on impairment of assets, minority interest in loss of subsidiaries, income from equity investments and non-cash charges.

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Amounts in thousands, except per share data)


                                                      Three Months Ended                 Twelve Months Ended
                                               ---------------------------------   ---------------------------------
                                                  May 31,            May 31,          May 31,           May 31,
                                                   2003               2002             2003              2002
                                               --------------    --------------    --------------    --------------

REVENUE:
     Service revenue                               $ 183,057         $ 185,773         $ 718,273         $ 692,444
     Equipment sales                                   8,035             5,845            27,462            23,409
                                               --------------    --------------    --------------    --------------
                                                     191,092           191,618           745,735           715,853
                                               --------------    -------------     --------------    --------------

COSTS AND EXPENSES:
     Cost of equipment sold                           19,503            14,456            71,676            57,696
     Cost of services                                 38,584            40,762           155,509           163,462
     Sales and marketing                              21,460            23,366            92,942           104,381
     General and administrative                       30,500            38,252           134,918           137,718
     Depreciation and amortization                    32,321            44,266           139,303           158,947
     Loss on impairment of assets                          -            33,985           189,492            33,985
     Loss (gain) on disposition of assets                528                56            (1,829)              525
                                               --------------    --------------    --------------    --------------
                                                     142,896           195,143           782,011           656,714
                                               --------------    --------------    --------------    --------------

OPERATING INCOME (LOSS)                               48,196            (3,525)          (36,276)           59,139
                                               --------------    --------------    --------------    --------------

INCOME FROM EQUITY INVESTMENTS                            26                56               192               564
INTEREST EXPENSE - NET                               (32,674)          (39,211)         (144,272)         (150,338)
OTHER                                                   (168)               48            (1,045)               96
                                               --------------    --------------    --------------    --------------

   INCOME (LOSS) BEFORE INCOME TAX EXPENSE
         AND MINORITY INTEREST                        15,380           (42,632)         (181,401)          (90,539)

INCOME TAX BENEFIT                                    46,702            19,230            70,020            11,476
                                               --------------    --------------    --------------    --------------

   INCOME (LOSS) BEFORE MINORITY INTEREST             62,082           (23,402)         (111,381)          (79,063)

MINORITY INTEREST IN LOSS OF SUBSIDIARIES               (664)          (12,027)             (493)            1,542
                                               --------------    --------------    --------------    --------------


   NET INCOME (LOSS)                                $ 61,418         $ (35,429)       $ (111,874)        $ (77,521)
                                               ==============    ==============    ==============    ==============

EARNINGS (LOSS) PER COMMON SHARE:
       BASIC AND DILUTED                              $ 0.64           $ (0.37)          $ (1.17)            $ (0.81)
                                               ==============    ==============    ==============    ================

Exhibit A to Fiscal Year 2003 Earnings Press Release - Reconciliation of non-GAAP measures to comparable GAAP measures

Consolidated

Adjusted Operating Income, which is a non-GAAP measure, is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, loss on impairment of assets, minority interest in loss of subsidiaries, income from equity investments and non-cash charges. Based on recent SEC guidance and to improve the clarity of its earnings releases, the Company will no longer use the phrase previously referred to as "Adjusted EBITDA" and instead will now use the phrase "Adjusted Operating Income." This is a change in name only, and the Company has not changed the way it calculates current or prior results for this financial measure.

Adjusted Operating Income is used by management to measure the operating performance of our business. It excludes, among other things, depreciation, amortization, loss on impairment of assets, and loss or gain on disposition of assets. Management encourages investors to rely on the GAAP results, but uses Adjusted Operating Income as a supplemental metric to exclude items that they believe have less significance to the day to day business of selling our services. Depreciation and amortization are important for investors to consider, even though they are non-cash items, as they represent generally the wear and tear on our plant and equipment, which produce our revenue. Impairment of assets is also a non-cash item, but it is important to recognize that some of the Company's assets have decreased in value. Likewise, the disposition of assets may not be as reflective of core operations, but these transactions increase or decrease the cash available to the Company. Management compensates for these limitations by using Adjusted Operating Income in combination with its GAAP results.


Business Segment

The Company measures the operating performance of each segment based on Adjusted Operating Income. Adjusted Operating Income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, loss on impairment of assets, minority interest in loss of subsidiaries, income from equity investments and non-cash charges. Adjusted Operating Income for our business segments is not required to be reconciled to a comparable GAAP measure under the SEC rules for non-GAAP measures.

The following table provides a reconciliation of consolidated Adjusted Operating Income to consolidated net income (loss):

($ in thousands)
(Unaudited)

                                                Three Months Ended              Twelve Months Ended
                                             --------------------------------------------------------------
                                                May-03         May-02           May-03           May-02
                                                ------         ------           ------           ------

Adjusted Operating Income                         $81,045        $74,782          $295,690        $252,596
Less:
  Depreciation and amortization                  (32,321)       (44,266)         (139,303)       (158,947)
  Loss on impairment of assets                          0       (33,985)         (189,492)        (33,985)
  (Loss) gain on disposition of assets              (528)           (56)             1,829           (525)
  Other                                                 -              -           (5,000)               -

                                             --------------------------------------------------------------
                                             --------------------------------------------------------------

Operating Income (Loss)                            48,196        (3,525)          (36,276)          59,139
  Income from equity investments                       26             56               192             564
  Interest expense-net                           (32,674)       (39,211)         (144,272)       (150,338)
  Other                                             (168)             48           (1,045)              96
  Income tax benefit                               46,702         19,230            70,020          11,476
  Minority interest in loss of subsidiaries         (664)       (12,027)             (493)           1,542

                                             --------------------------------------------------------------
                                             --------------------------------------------------------------

Net Income (Loss)                                 $61,418      ($35,429)        ($111,874)       ($77,521)

                                             ==============================================================